                                   EXHIBIT 12


                                ALEXANDER'S, INC.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

(amounts in thousands except ratios)
                                                                              Year Ended
                                               --------------------------------------------------------------------
                                               December 31,   December 31,   December 31, December 31, December 31,
                                                   1997           1996           1995          1994       1993 (1)
                                                  -------        -------       --------      -------      -------
Income/(loss) from continuing operations
    before reversal of deferred taxes           $   7,466 (4)    $13,097 (5)   $ (9,102)     $ 4,033      $ 9,644

Fixed charges (3)                                  13,749         14,464         13,607        4,228        2,621
                                                  -------        -------       --------      -------      -------
Income/(loss) from continuing operation
    before income taxes and fixed charges        $ 21,215        $27,561       $  4,505      $ 8,261      $12,265
                                                 ========        =======       ========      =======      =======

Fixed charges:
    Interest and debt expense                     $13,639        $14,299       $ 13,442      $ 4,063     $  2,456
    1/3 of rent expense - interest factor             110            165            165          165          165
                                                  -------        -------       --------      -------      -------
                                                   13,749         14,464         13,607        4,228        2,621
    Capitalized interest                            9,079          8,552          6,575        1,718          753
                                                  -------        -------       --------      -------      -------
                                                  $22,828        $23,016       $ 20,182      $ 5,946      $ 3,374
                                                  =======        =======       ========      =======      =======

Ratio of earnings to fixed charges                    --            1.20           --           1.39         3.64

Deficiency in earnings available to cover
    fixed charges                                 $(1,613)(4)         --      $(15,677)           --           --
                                                  =======                     ========

(amounts in thousands except ratios)              Five Months   Fiscal
                                                    Ended     Year Ended
                                                 December 31,  July 31,
                                                    1993 (1)    1993 (2)
                                                    -------     -------
Income/(loss) from continuing operations
    before reversal of deferred taxes              $   946      $27,151 (6)

Fixed charges (3)                                      633        1,300
                                                    -------     -------
Income/(loss) from continuing operation
    before income taxes and fixed charges          $ 1,579      $28,451
                                                   =======      =======

Fixed charges:
    Interest and debt expense                      $   468      $ 1,135
    1/3 of rent expense - interest factor              165          165
                                                    -------     -------
                                                       633        1,300
    Capitalized interest                               753           --
                                                    -------     -------
                                                    $ 1,386     $ 1,300
                                                    =======     =======

Ratio of earnings to fixed charges                     1.14       21.89

Deficiency in earnings available to cover
    fixed charges                                        --          --



Notes:

(1) In November 1993, the Company changed to a calendar year from a fiscal year ending on the last Saturday in July. The amounts for the year ended December 31, 1993 are included for comparative purposes only.

(2)   Includes 53 weeks.

(3) For purposes of this calculation, earnings before fixed charges consist of earnings plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of debt issuance costs) from continuing operations and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). Fixed charges does not include any interest paid to unsecured creditors or charged against the reserve from discontinued operations. Fixed charges also does not include any interest expensed or capitalized during the period the Company was in the retail business (prior to 5/15/92) except for its share of the Kings Plaza Mall interest expense.

(4) Includes a gain of $8,914,000 from the condemnation of a portion of the Paramus property net of the write-off of the carrying value of the building of $5,786,000, without which the Company would have a deficiency in earnings to cover fixed charges of $10,527,000.

(5) Includes gain of $14,372,000 from the reversal of the Company's postretirement healthcare liability without which the Company would have a deficiency in earnings to cover fixed charges of $9,827,000.

(6) Includes a gain on sales of leases of $28,779,000 without which the Company would have a deficiency in earnings to cover fixed charges of $1,628,000.
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